UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2008

ASSOCIATED MATERIALS, LLC
(Exact name of registrant as specified in its charter)

Delaware	000-24956	75-1872487
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3773 State Road Cuyahoga Falls, Ohio	44223
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (330) 929-1811

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(1)	On December 16, 2008, AMH Holdings II, Inc. (“AMH II”), the sole member and direct parent of AMH Holdings, LLC (“AMH” and, together with AMH II and AMH II’s other direct and indirect subsidiaries, the “Company”) received notification from Thomas Sullivan of his resignation from the Board of Directors of AMH II (the “Board of Directors”), effective immediately. Mr. Sullivan’s resignation was not a result of any disagreement with the Company, known to any executive officer of the Company, on any matter relating to the Company’s operations, policies or practices. At the time of his resignation, Mr. Sullivan was the Chairman of the Audit Committee and a member of the Compensation Committee of the Board of Directors.

(2)	On December 16, 2008, the stockholders of AMH II appointed Lars C. Haegg to the Board of Directors. Mr. Haegg is a Managing Director of Investcorp S.A. (“Investcorp”). Through its affiliates, Investcorp holds 50% of the voting capital stock of AMH II. Pursuant to AMH II’s Stockholders Agreement dated December 22, 2004, Investcorp has the right to designate three of the seven members of the Board of Directors. Investcorp has named Mr. Haegg to replace Mr. Sullivan as its designee on the Board of Directors. Mr. Haegg will be a member of the Audit Committee and Compensation Committee of the Board of Directors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASSOCIATED MATERIALS, LLC

DATE: December 22, 2008

By: /s/ Cynthia L. Sobe

Cynthia L. Sobe
Vice President – Chief Financial Officer,
Treasurer and Secretary